EXHIBIT 23.1

CONSENT OF PENDER NEWKIRK & COMPANY

Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8, dated July 26, 2010) pertaining to the UTEK Corporation Restricted Stock Plan to the use of our report dated March 22, 2010, with respect to the consolidated financial statements and internal control over financial reporting of UTEK Corporation and Subsidiaries (the “Company”), which reports appear in the Form 10-K of the Company for the year ended December 31, 2009.

/s/ Pender Newkirk & Company

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
July 26, 2010